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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE

CONTACT:  Dave Dovenberg
          Vice President, Finance
          612-893-3252


                       UNIVERSAL HOSPITAL SERVICES, INC.
            TO EXPLORE ALTERNATIVES FOR ENHANCING SHAREHOLDER VALUE


     BLOOMINGTON, MINN. (November 11) -- Universal Hospital Services, Inc. (NASDAQ: UHOS) reported today that its Board of Directors has initiated a process to explore alternatives for enhancing shareholder value, including the possible sale of the company, giving due consideration to the interests of the company's employees, customers and other constituencies. The Board of Directors has engaged Piper Jaffray Inc. to act as its adviser and to manage this process. Included among the alternatives to be considered by the Board is the continued operation of the business as an independent company.

     On November 5, 1996 the Board of Directors received a letter from another company indicating an interest in acquiring UHS for consideration in a range exceeding the current market price for UHS's common stock, subject to due diligence and other conditions. The Board has instructed Piper Jaffray to include this indication of interest among the alternatives to be considered.

     Thomas A. Minner, President and Chief Executive Officer, said "During this process, UHS will continue to provide the product quality and high level of service which have become the company's hallmark. We remain committed to meeting the needs of our customers and vendors."

     In connection with its decision to explore alternatives for enhancing shareholder value and to encourage anyone seeking to acquire the company to negotiate with the Board of Directors, the company adopted on November 8, 1996, a shareholder rights plan under which rights to purchase shares of a new series of preferred stock have been declared as a dividend at the rate of one right for each share of common stock held by shareholders of record at the close of business on November 21, 1996. The rights will automatically accompany current shares outstanding and will trade with them. The distribution is not taxable to shareholders. The Board of Directors had previously considered a shareholder rights plan at its October meeting and at that time had scheduled a November 8 Board meeting for the purpose of considering the adoption of the shareholder rights plan, among other things.
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     Each right under the shareholder rights plan will entitle the holder to buy one 1/100th of a share of a new series of junior preferred stock at a price of $40.00. However, the rights will be exercisable only if a person or group acquires or makes a tender offer for 15% or more of the company's outstanding common stock (except in connection with an offer permitted by the Board of Directors and other limited exceptions). Certificates representing the rights will be sent to shareholders only if and when they become exercisable. The rights are redeemable at 1/10c per right at any time prior to the acquisition of a 15% position. The rights will expire on November 8, 2006.

     If a person or group acquires 15% or more of the company's common stock (except in connection with a permitted offer), each right will entitle its holder to purchase, at the right's then-current exercise price, UHS common stock having a market value of twice the right's exercise price. If the company is acquired in a merger or sells 50% or more of its assets or earning power, each right will entitle its holder to purchase, at the rights' then current exercise price, the acquiring company's common stock having a market value of twice the right's exercise price.

     Universal Hospital Services, Inc. provides movable medical equipment to hospitals and other healthcare providers through equipment management programs utilizing Pay-Per-Use(TM) as the system for charging customers only for actual equipment usage.

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